Exhibit 99.1
Editorial Contacts:
Nate Melihercik, Head of Global Investor Relations - ir@logitech.com
Nicole Kenyon, Head of Global Corporate and Internal Communications - nkenyon@logitech.com (USA)
Ben Starkie, Corporate Communications - +41 (0) 79-292-3499, bstarkie1@logitech.com (Europe)

Logitech Appoints Hanneke Faber as Chief Executive Officer

LAUSANNE, Switzerland and San Jose, Calif., Oct. 30, 2023 — SIX Swiss Exchange Ad hoc announcement pursuant to Art. 53 LR — Logitech International (SIX: LOGN) (Nasdaq: LOGI) announced today that, following an extensive, global search, its board of directors has appointed Hanneke Faber, as the Company’s new chief executive officer. She will take on the role effective December 1, 2023.
“We are delighted to welcome Hanneke as our new chief executive officer,” said Wendy Becker, Logitech’s chairperson of the board. “Hanneke is an exceptional business executive with proven leadership experience at a global scale. She has driven growth and transformation across multi-billion dollar businesses at three of the world’s leading product companies: Unilever, Ahold Delhaize and Procter & Gamble. Throughout her career, she has focused on innovation across diverse portfolios, fostering a deep connection with end-users in both mature and emerging markets and is a world-class sustainability leader who shares Logitech’s values and mindset.
“Hanneke will continue to drive the innovation Logitech is known for, and advance the company’s unique culture, to unlock Logitech’s full potential for long-term growth and increased value for all our stakeholders. Her passion and strategic vision will lead Logitech into our next chapter.”
Becker added: “I want to thank Guy Gecht for his strong leadership and guidance during his time as interim CEO. In the last few months, he has led the disciplined execution of strategic priorities, working closely with employees, customers and partners. He will continue as interim CEO until December 1, 2023, before resuming his board responsibilities, including leading the Technology and Innovation Committee.”
“I am deeply honored to join Logitech,” said Hanneke Faber. “It’s a well-loved global brand that stands for user-focused design, engineering and innovation with an enviable reputation in sustainability. I cannot think of a more exciting time to be a part of the company's future growth. Emerging technologies expand opportunities across hybrid work, video conferencing, gaming and streaming for Logitech and our users. I look forward to joining this strong leadership team, partnering with talented employees and engaging with our valued customers around the world to take the company to new heights.”

As CEO, Hanneke will initially be based in Logitech’s headquarters in Switzerland, before relocating to Silicon Valley next year.
About Hanneke Faber
Hanneke Faber will join Logitech with more than 30 years of global leadership experience across a variety of consumer, B2B, and e-commerce businesses. Hanneke joins Logitech from Unilever where she led their $14 billion Nutrition business as group president. Her responsibility spanned more than 150 countries and included brands, research & development, the B2B Unilever Food Solutions business and a supply chain of about 60 factories and contract manufacturers around the world.
Prior to her six years at Unilever, she served as chief commercial officer of global retailer Ahold Delhaize, where she built the company’s e-commerce business into a global top 50 e-commerce player and drove omnichannel retail operations. Prior to Ahold Delhaize, she held various international leadership roles at Procter & Gamble, including the global Head & Shoulders and Pantene brands, as well as the global beauty cosmetics business, where she launched the Max Factor brand in China.
Hanneke is a member of the board of directors and audit committee of Tapestry Inc., the parent company of luxury brands Coach, Kate Spade New York, and Stuart Weitzman. She previously served on the supervisory board of Bayer AG, the life sciences company.
Hanneke was recognized by Fortune magazine as one of the most influential international women in business in 2021. She is a graduate of the University of Houston and was a world-class athlete honored as a seven-time Dutch National Champion and Honorable Mention All-American in diving.
To learn more about Hanneke Faber, her full biography and photograph is available on the Logitech website.

About Logitech
Logitech helps all people pursue their passions and is committed to doing so in a way that is good for people and the planet. We design hardware and software solutions that help businesses thrive and bring people together when working, creating, gaming and streaming. Brands of Logitech include Logitech, Logitech G, ASTRO Gaming, Streamlabs, Blue Microphones and Ultimate Ears. Founded in 1981, and headquartered in Lausanne, Switzerland, Logitech International is a Swiss public company listed on the SIX Swiss Exchange (LOGN) and on the Nasdaq Global Select Market (LOGI). Find Logitech at www.logitech.com, the company blog or @logitech.
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Logitech and other Logitech marks are trademarks or registered trademarks of Logitech Europe S.A. and/or its affiliates in the U.S. and other countries. All other trademarks are the property of their respective owners. For more information about Logitech and its products, visit the company’s website at www.logitech.com.
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